As filed with the Securities and Exchange Commission on July 2, 2013

Registration No. 333-

33382 60354 87088 106167 118488	125893 136935 140952 150777 161140	166571

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-33382

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-60354

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-87088

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-106167

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-118488

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-125893

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-136935

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-140952

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-150777

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-161140

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S–8 REGISTRATION STATEMENT NO. 333-166571

UNDER

THE SECURITIES ACT OF 1933

Websense, Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0380839
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

Websense, Inc. 2000 Stock Incentive Plan

Websense, Inc. Amended and Restated 2000 Stock Incentive Plan

Websense Inc. 2000 Employee Stock Purchase Plan

Websense, Inc. Stock Option Agreements

Websense, Inc. 2007 Stock Incentive Assumption Plan

Websense, Inc. 2009 Equity Incentive Plan

(Full title of the plans)

Christian Waage Vice President, General Counsel and Corporate Secretary Websense, Inc. 10240 Sorrento Valley Road San Diego, California 92121	92121
(Address of principal executive offices)	Zip Code

(858) 320-8000

(Registrant’s telephone number, including area code)

(Name and address of agent for service and telephone number, including area code, of agent for service)

Barbara L. Borden, Esq.

Brandee Fernandez, Esq.

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

(858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Websense, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares
333-33382	March 28, 2000	Websense Inc. 2000 Stock Incentive Plan (“2000 Stock Incentive Plan”) Websense Inc. 2000 Employee Stock Purchase Plan (“2000 Employee Stock Purchase Plan”)	4,500,000 250,000
333-60354	May 7, 2001	2000 Stock Incentive Plan 2000 Employee Stock Purchase Plan	788,194 197,049
333-87088	April 26, 2002	2000 Stock Incentive Plan 2000 Employee Stock Purchase Plan	823,841 205,960
333-106167	June 16, 2003	2000 Stock Incentive Plan 2000 Employee Stock Purchase Plan Stock Option Agreements granted outside the Company’s stock option plans	869,375 217,344 177,000
333-118488	August 23, 2004	2000 Stock Incentive Plan 2000 Employee Stock Purchase Plan	897,796 224,449
333-125893	June 17, 2005	2000 Stock Incentive Plan 2000 Employee Stock Purchase Plan	941,027 235,257
333-136935	August 28, 2006	2000 Stock Incentive Plan 2000 Employee Stock Purchase Plan	1,917,696 479,424
333-140952	February 28, 2007	2000 Stock Incentive Plan 2000 Employee Stock Purchase Plan Websense, Inc. 2007 Stock Incentive Assumption Plan (“2007 Stock Incentive Assumption Plan”) 2007 Stock Incentive Assumption Plan	1,791,381 447,845 129,212 74,871
333-150777	May 9, 2008	Websense, Inc. Amended and Restated 2000 Stock Incentive Plan (“Amended and Restated 2000 Stock Incentive Plan”) 2000 Employee Stock Purchase Plan	1,815,746 453,936
333-161140	August 7, 2009	Websense, Inc. 2009 Equity Incentive Plan 2000 Employee Stock Purchase Plan	7,051,935 450,484
333-166571	May 6, 2010	Amended and Restated 2000 Stock Incentive Plan	434,099

On May 19, 2013, the Company entered into an Agreement and Plan of Merger with Tomahawk Acquisition, LLC, a Delaware limited liability company (“Parent”), and Tomahawk Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of Parent. The Merger became effective at 9:33 a.m., New York City Time, on June 25, 2013, pursuant to the Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its Shares pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date of the Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of San Diego, State of California, on July 2, 2013.

Websense, Inc.

By:	/s/ Christian Waage
Name:	Christian Waage
Title:	Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.